Exhibit 10.41

AMENDMENT NO. 1

TO

CHANGE IN CONTROL/NONCOMPETITION AGREEMENT

Dated as of July 15, 2005

Reference is made to that certain Change in Control/Noncompetition Agreement dated as of August 1, 2001 (the “Agreement”) by and among Enterprise Bancorp, Inc. (the “Company”) and Enterprise Bank and Trust Company (the “Bank” and together with the Company, the “Employers”) and Robert R. Gilman (the “Executive”).

WHEREAS, the Bank has on this day entered into a Salary Continuation Agreement and a Supplemental Life Insurance Agreement with the Executive in consideration of the Executive’s agreement to terminate a certain split dollar agreement previously entered into between the Bank and the Executive;

AND WHEREAS, the parties acknowledge and agree that certain changes to the Agreement should be made to reflect the termination of the aforementioned split dollar agreement;

AND WHEREAS, the Executive has agreed to certain additional changes to the Agreement in consideration of the Bank’s agreement to enter into the aforementioned Salary Continuation Agreement and Supplemental Life Insurance Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employers and the Executive hereby agree as follows:

As of the date set forth above, the Agreement shall be and hereby is amended as set forth below.

Deletion of Section 4(a)(viii).  Section 4(a)(viii) shall be deleted in its entirety from the Agreement.

Amendment to Section 4(f).  Section 4(f) shall be amended and restated in its entirety to read as follows:

(f)            Anything in this Agreement or in any other agreement, contract, understanding, plan or program entered into or maintained by the Employers to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, and/or any successor provision or section thereto (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, collectively, the “Excise Tax”), and if the Payments less the Excise Tax would be less than the amount of the Payments that would otherwise be payable to the Executive without imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax (and taking into account any reduction in the Payments provided by reason of Section 280G of the Code in any such other agreement, contract, understanding, plan or program), the cash and non-cash payments and benefits payable to the Executive shall be reduced (with the executive being provided with the amount of each payment and benefit as calculated by the Employers and given ten (10) business days in which to prioritize the order of reduction of each such payment or benefit); but only if, by reason of any such reduction, the Payments with any such reduction shall exceed the Payments less the Excise Tax without any such reduction.  For purposes of this paragraph (f), (i) no portion of the Payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination, shall be taken into account, (ii) no portion of the Payments shall be taken into account that, in the opinion of tax counsel selected in good faith by the Employers, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including without limitation by reason of Section 280G(b)(4)(A) of the Code, (iii) any payments and/or benefits under this Agreement or otherwise for services to be rendered on or after the effective date of a Change in Control shall be reduced only to the extent necessary so that such payments and/or benefits in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in the immediately preceding clause (ii) of this sentence, and (iv) the value of any non-cash payment or benefit or any deferred payment or benefit included in the Payments shall be determined by the Employers’ independent auditors in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code and the applicable regulations or proposed regulations under the Code.  Except as otherwise provided in this paragraph (f), the foregoing calculations and determinations shall be made in good faith by the Employers and shall be conclusive and binding upon the parties.  The Employers shall pay all costs and expenses incurred in connection with any such calculations or determinations.

Deletion of Section 19.  Section 19 shall be deleted in its entirety from the Agreement.

The Agreement, as amended by this Amendment No. 1, is and shall continue to be in full force and effect and shall not be affected by this Amendment No. 1, except and only to the extent specified above.

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IN WITNESS WHEREOF, the undersigned Executive has hereunto set his hand and each of the Employers has caused this Amendment No. 1 to be executed in its name and on its behalf by a duly authorized officer, in each case as an instrument under seal and as of the date set forth above.

ENTERPRISE BANCORP, INC.

By:	/s/ George L. Duncan
George L. Duncan
Chairman and Chief Executive Officer

ENTERPRISE BANK AND TRUST COMPANY

By:	/s/ George L. Duncan
George L. Duncan
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Robert R. Gilman
Robert R. Gilman